Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858-1649

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309    Fax: 989-775-5501
Isabella Bank Corporation Announces Fourth Quarter and 2019 Results
Strong Loan and Deposit Growth in 2019

Mt. Pleasant, Michigan, March 13, 2020 - Isabella Bank Corporation (the "Corporation") (OTCQX: ISBA) released its earnings results for the fourth quarter and year ended December 31, 2019.
The Corporation reported net income of $898,000 for the fourth quarter of 2019, a decrease compared to earnings results of each of the first three quarters of 2019, primarily as a result of a loss on a non-core joint venture investment. Net income was $13.0 million and earnings per common share was $1.65 for the year ended December 31, 2019.
Achievements in the fourth quarter of 2019 and the year ended December 31, 2019 include:

•	Cash dividend yield of 4.4% for the fourth quarter

•	Loan growth of $57.9 million, or 5.1%, during 2019

•	Core deposit growth of $54.1 million, or 4.4%, during 2019

•	Interest income growth of $3.4 million, or 5.39%, in 2019 as compared to 2018

“We are pleased with the continued strong results related to our core business, even though we are disappointed with the results for the fourth quarter because of the joint venture loss,” stated Jae A. Evans, President and Chief Executive Officer of the Corporation.
“In a year in which the interest rate environment continued to present challenges, we successfully increased net interest income by offering competitive lending and deposit products. Our financial results were affected by one-time financial events during the year, including a favorable FDIC assessment credit, as well as a loss recognized on a joint venture investment. The loss should not overshadow the improvement in core earnings, and we remain strongly focused on managing the balance sheet as part of our strategy to grow the bottom line to benefit our customers and our shareholders.”
Net Income
Net income for the fourth quarter of 2019 and year ended December 31, 2019 was $898,000 and $13.0 million, respectively. Net income for the fourth quarter and year ended December 31, 2018 was $3.5 million and $14.0 million, respectively.

Net interest income for the three months ended December 31, 2019 was $12.4 million. Provision for loan losses for the three months ended December 31, 2019 decreased by $360,000 when compared to the same period last year and was the result of continued low levels of losses and maintaining strong credit quality. Fourth quarter 2019 noninterest income decreased $3.6 million from the same period last year as a result of a $3.6 million reduction in the Corporation's joint venture investment in Corporate Settlement Solutions, LLC (“CSS”), which was due to CSS's recorded impairment of intangible assets. Fourth quarter 2019 noninterest expense increased $22,000 from the same period last year.
Interest income for the year ended December 31, 2019 increased $3.4 million compared to 2018, largely due to a combination of improved yields and growth in the loan portfolio. Interest expense on deposits and borrowings increased $2.2 million for the year ended December 31, 2019 when compared to the same period in 2018, primarily due to higher interest rates. Net interest income increased by $1.2 million for the year ended December 31, 2019 compared to 2018. The provision for loan losses decreased by $948,000, primarily due to strong credit quality. Noninterest income for the year ended December 31, 2019 decreased $2.9 million when compared to 2018 primarily as a result of a $3.6 million reduction in the joint venture investment in CSS. Noninterest income in 2019 also included an increase in debit card transaction fee income, gains related to the sale of loans, and gains related to foreclosed assets. Noninterest expenses for the year ended December 31, 2019 exceeded noninterest expenses in 2018 by $198,000. Expenses related to employee incentive plans account for a portion of the increase in noninterest expenses, which was partially offset by an FDIC assessment credit, reduced audit and consulting fees, and ongoing cost control initiatives. These initiatives include managing capital expenditures, vendor costs, and staffing levels.
The Corporation's fully taxable equivalent net yield on interest earning assets was 3.06% and 3.07% for the fourth quarter of 2019 and year ended December 31, 2019, respectively. This compares to 3.02% and 2.98% for the fourth quarter of 2018 and year ended December 31, 2018. The Corporation's banking subsidiary, Isabella Bank (the "Bank"), has implemented various initiatives which, over time, are expected to continue to improve the net yield on interest earning assets. These initiatives included transitioning a larger percentage of assets from lower yielding investment securities to higher yielding loan opportunities, continued growth of the loan portfolio, reduced reliance on borrowings and brokered deposits, and enhanced pricing strategies related to loan and deposit products. However, the current interest rate environment may slow this pace of improvement.
Assets
As of December 31, 2019, total assets were $1.8 billion and assets under management were $2.5 billion. Assets under management include loans sold and serviced of $259.4 million and assets managed by Investment and Trust Services of $436.2 million, in addition to assets on the consolidated balance sheet. As a result of the flat yield curve that has existed for over a year, the opportunity to identify new investment securities for purchase at an acceptable yield has been minimal. Therefore, the Bank's securities portfolio has declined by $65.0 million since December 31, 2018. Based on strategic objectives, the Corporation utilized this available cash flow to reduce higher-cost funding sources and other borrowings as they mature, resulting in a decline in total assets as of December 31, 2019 when compared to December 31, 2018.
Loans
Loans grew $57.9 million or 5.1% during 2019 to $1.2 billion as of December 31, 2019. This growth was largely driven by the commercial loan portfolio, which increased $41.4 million. Also contributing to this growth was an increase in residential real estate and consumer loans totaling $26.7 million. The portfolio experienced a decline of $10.2 million related to agricultural loans; however, this trend is not expected to continue in 2020.
Deposits
Total deposits increased $21.2 million during 2019 to $1.3 billion as of December 31, 2019. Our core deposits grew $54.1 million, or 4.4%, during 2019. This increase was largely attributed to growth in noninterest bearing demand deposits and savings deposits as the result of an attractive product offering, strategic product pricing and high-quality customer service. In recent periods, excess funds were used to reduce higher-cost deposits such as brokered certificates of deposit accounts. During the past twelve months, brokered certificates of deposit accounts declined $34.7 million, or 55.8%, which improved the Bank's net interest margin.
Capital
The Bank continues to be designated as a “well capitalized” institution as its capital ratios exceeded the minimum requirements for this designation. As of December 31, 2019, the Bank’s Tier 1 Leverage Ratio was 8.5%, Tier 1 Capital Ratio was 11.9% and Total Capital Ratio was 12.5%. From a consolidated perspective, the Corporation's Tier 1 Leverage Ratio was 9.0%, Tier 1 Capital Ratio was 12.6% and Total Capital Ratio was 13.2% as of December 31, 2019.
Dividend
During the fourth quarter of 2019, the Corporation paid a $0.27 per common share cash dividend, an increase of 3.8% compared to the fourth quarter of 2018. Based on the Corporation's closing stock price of $24.31 as of December 31, 2019, the annualized cash dividend yield was 4.4%.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is the parent holding company of Isabella Bank, a state chartered bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of its customers and communities for 117 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust and estate planning services. The Bank has 30 banking locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw. The Corporation has been recognized on the Detroit Free Press list of “Top Workplaces”.
For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com) and its investor relations firm is Renmark Financial Communications, Inc. (www.renmarkfinancial.com).
Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.

ISABELLA BANK CORPORATION
SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in thousands except per share amounts)

	Three Months Ended December 31		Year Ended December 31
INCOME STATEMENT DATA	2019	2018	2019	2018
Interest income	$16,849	$16,611	$67,306	$63,864
Interest expense	4,492	4,258	17,861	15,631
Net interest income	12,357	12,353	49,445	48,233
Provision for loan losses	(18)	342	30	978
Noninterest income	(725)	2,865	8,039	10,981
Noninterest expenses	10,892	10,870	43,050	42,852
Federal income tax expense (benefit)	(140)	476	1,380	1,363
Net income	$898	$3,530	$13,024	$14,021

Net interest margin yield (fully taxable equivalent)	3.06%	3.02%	3.07%	2.98%

PER SHARE DATA
Basic earnings	$0.12	$0.45	$1.65	$1.78
Diluted earnings	$0.11	$0.44	$1.61	$1.74
Dividends	$0.27	$0.26	$1.05	$1.04
Quoted market value
High	$24.80	$27.00	$24.80	$28.25
Low	$22.25	$22.50	$22.01	$22.50
Close (1)	$24.31	$22.56	$24.31	$22.56
Common shares outstanding (1)	7,910,804	7,870,969	7,910,804	7,870,969

(1) At end of period

	December 31 2019	September 30 2019	December 31 2018
BALANCE SHEET DATA
Gross loans	$1,186,570	$1,191,804	$1,128,707
Investment securities	$429,839	$445,529	$494,834
Total assets	$1,814,198	$1,813,684	$1,842,502
Deposits	$1,313,851	$1,308,773	$1,292,693
Borrowed funds	$275,999	$277,386	$340,299
Shareholders' equity	$210,182	$212,376	$195,519

ASSETS UNDER MANAGEMENT
Loans sold with servicing retained	$259,375	$258,873	$259,481
Assets managed by Investment and Trust Services	$436,181	$475,574	$447,487
Total assets under management	$2,509,754	$2,548,131	$2,549,470

CAPITAL RATIOS
Tier 1 leverage	9.0%	9.2%	8.7%
Tier 1 risk-based capital	12.6%	12.6%	12.6%
Total risk-based capital	13.2%	13.2%	13.3%